Exhibit 99.1

Contact:	Stacey Peterson
Chief Financial Officer
714/241-0303

TTM TECHNOLOGIES, INC. REPORTS STRONG GAINS IN THE THIRD QUARTER OF 2003 WITH NET INCOME OF $0.06 PER SHARE ON REVENUES OF $45.3 MILLION

SANTA ANA, CA – October 21, 2003 – TTM Technologies, Inc. (Nasdaq: TTMI), a leading manufacturer of time-critical and technologically advanced printed circuit boards, today reported results for the third quarter ended September 29, 2003.

Third-Quarter Results

Third quarter 2003 revenue increased 120 percent to $45.3 million, compared to $20.6 million for the third quarter of 2002, due to the acquisition of Advanced Circuits, Inc. (ACI) in the fourth quarter of 2002 and organic growth.  Sequentially, from the second quarter to the third quarter of 2003, revenues increased $4.3 million, or 10.4 percent.

For the third quarter of 2003, quick-turn business decreased to 25 percent of total revenues compared to 45 percent for the third quarter of 2002 and 29 percent for the second quarter of 2003.  This decrease was due primarily to the acquisition of ACI, which is focused on standard lead time, high technology PCBs.  The remaining 75 percent of sales in the third quarter of 2003 represents standard lead time business.

Gross margins increased to 20.9 percent in the third quarter of 2003, compared to 15.1 percent for the third quarter of 2002 and 15.7 percent for the second quarter of 2003.  This margin improvement reflects TTM’s significant operating leverage, as well as its enhanced operating efficiency, higher labor productivity, and lower raw material costs.

Year-over-year, general and administrative expenses increased from $1.7 million to $2.7 million, due to the inclusion of ACI.  Sequentially, general and administrative expenses for the third quarter of 2003 decreased 1.0 percent from $2.8 million in the second quarter of 2003.

TTM posted an operating profit of $3.7 million for the third quarter of 2003, compared to an operating loss of $446,000 for the third quarter of 2002 and an operating profit of $735,000 in the second quarter of 2003.

Net income for the third quarter of 2003 was $2.3 million, or $0.06 per diluted share, excluding an extraordinary gain of $218,000.  This result compared favorably with a net loss of $369,000, or $0.01 per diluted share, for the third quarter of 2002 and net income of $432,000, or $0.01 per diluted share, for the second quarter of 2003.

Earnings before interest, taxes, depreciation and amortization (EBITDA) for the third quarter of 2003 was $5.9 million, up from $1.9 million for the third quarter of 2002 and $3.0 million for the second quarter of 2003.

“We have experienced an across the board strengthening in end market demand,” said Kent Alder, President and CEO of TTM Technologies.  “We’ve also captured market share and capitalized on cross-selling opportunities associated with the acquisition of ACI and our three specialized and integrated manufacturing facilities.”

Financial Strength

“Our balance sheet remains strong,” continued Alder.  At the end of the third quarter, TTM had cash of $31.3 million, compared with $18.9 million at year-end 2002.  Debt remained at $10.0 million.  In addition, TTM’s $25 million revolving credit facility remained undrawn at the end of the quarter.

Successful Secondary

On September 17, 2003, the company completed a secondary offering of 12.65 million shares, priced at $12 per share.  The 12.45 million shares sold by selling shareholders increased the stock’s public float by approximately 60 percent. The 200,000 remaining shares, sold by the company, yielded net proceeds of $1.7 million.

Mil-Spec Qualification

In October (see release dated October 14, 2003), TTM announced that its Redmond division qualified for military specification orders.  This certification enables TTM to expand its current base of aerospace and defense business and capture a new, important source of growth.

Outlook

“Based on the improvement we have seen in the market and additional opportunities to capture market share, we look forward to further strengthening in revenues and earnings in the fourth quarter,” concluded Alder.

For the fourth quarter of 2003, TTM is estimating revenues of $50 million to $52 million and earnings of $0.08 to $0.10 per share.

Conference Call/Webcast

TTM Technologies, Inc. is a leading supplier of time-critical and technologically advanced printed circuit boards to original equipment manufacturers and electronics manufacturing services companies.  TTM stands for time-to-market, representing how the company’s time-critical, one-stop manufacturing services enable customers to shorten the time required to develop new products and bring them to market.

The company will conduct a conference call to discuss its third-quarter performance and outlook today at 4:30 p.m. Eastern/1:30 p.m. Pacific time.  The call will be simulcast and available for replay until October 28, 2003, on the company’s Web site, www.ttmtech.com.

This release contains forward-looking statements that relate to future events or performance.  These statements reflect the company’s current expectations, and the company does not undertake to update or revise these forward-looking statements, even if experience or future changes make it clear that any projected results expressed or implied in this or other company statements will not be realized.  Furthermore, readers are cautioned that these statements involve risks and uncertainties, many of which are beyond the company’s control, which could cause actual results to differ materially from the forward-looking statements.  These risks and uncertainties include, but are not limited to, the company’s dependence upon the electronics industry, the company’s dependence upon a small number of customers, general economic conditions and specific conditions in the markets TTM addresses, the unpredictability of and potential fluctuation in future revenues and operating results, the company’s ability to successfully integrate the ACI acquisition, increased competition from low-cost foreign manufacturers, and other “Risk Factors” set forth in the company’s most recent Registration Statement on Form S-3.

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TTM TECHNOLOGIES, INC.

Selected Unaudited Financial Information

(In thousands, except per share data)

CONSOLIDATED STATEMENTS OF OPERATIONS

	Third Quarter		Second Quarter	First Three Fiscal Quarters
	2003	2002	2003	2003	2002

Net sales	$45,327	$20,557	$41,047	$126,008	$67,578
Cost of goods sold	35,871	17,456	34,601	105,580	59,690

Gross profit	9,456	3,101	6,446	20,428	7,888

Operating expenses:
Sales and marketing	2,704	1,534	2,644	7,893	4,780
General and administrative	2,740	1,713	2,766	8,320	3,810
Amortization of intangibles	300	300	301	901	901
Restructuring charges	—	—	—	203	907
Total operating expenses	5,744	3,547	5,711	17,317	10,398

Operating income (loss)	3,712	(446)	735	3,111	(2,510)

Interest expense	(144)	(266)	(152)	(451)	(808)
Amortization of debt issuance costs	(32)	(10)	(23)	(71)	(31)
Interest income and other, net	104	192	88	269	500

Income (loss) before income taxes and extraordinary item	3,640	(530)	648	2,858	(2,849)
Income tax benefit (provision)	(1,353)	161	(216)	(1,113)	918

Net income (loss) before extraordinary item	2,287	(369)	432	1,745	(1,931)

Extraordinary item	218	—	—	1,042	—

Net income (loss)	$2,505	$(369)	$432	$2,787	$(1,931)

Earnings per common share (EPS) before extraordinary item:
Basic	$0.06	$(0.01)	$0.01	$0.04	$(0.05)
Diluted	0.06	(0.01)	0.01	0.04	(0.05)

Earnings per common share (EPS):
Basic	0.06	(0.01)	0.01	0.07	(0.05)
Diluted	0.06	(0.01)	0.01	0.07	(0.05)

Weighted average common shares:
Basic	39,929	39,844	39,854	39,849	39,426
Diluted	41,151	39,844	40,549	40,714	39,426

SELECTED BALANCE SHEET DATA

	September 29, 2003	December 31, 2002
Cash	$31,314	$18,879
Accounts receivable, net	24,904	17,913
Inventories, net	8,165	10,485
Total current assets	69,286	60,254
Net PP&E	43,964	45,569
Other assets	90,993	91,683
Total assets	204,243	197,506

Current maturities of long-term debt	$4,444	$2,222
Other current liabilities	19,499	17,627
Long-term liabilities	7,299	10,231
Shareholders’ equity	173,001	167,426
Total liabilities and shareholders’ equity	204,243	197,506

SUPPLEMENTAL DATA

	Third Quarter		Second Quarter	First Three Fiscal Quarters
	2003	2002	2003	2003	2002
EBITDA	$5,943	$1,946	$2,996	$9,836	$5,113
EBITA	$4,041	$(146)	$1,036	$4,041	$(1,609)

Gross margin	20.9%	15.1%	15.7%	16.2%	11.7%
EBITDA margin	13.1	9.5	7.3	7.8	7.6
Operating margin	8.2	(2.2)	1.8	2.5	(3.7)

End Market Breakdown:

	Third Quarter
	2003	2002

Networking/communications	41.7%	29.8%
High-end computing	32.0	11.5
Industrial/Medical	13.6	27.9
Computer peripherals	8.3	22.6
Handheld	1.5	2.5
Other	2.9	5.7

RECONCILIATIONS*

	Third Quarter		Second Quarter	First Three Fiscal Quarters
	2003	2002	2003	2003	2002
EBITA/EBITDA Reconciliation:
Net income (loss)	$2,505	$(369)	$432	$2,787	$(1,931)
Add back items:
Extraordinary item	(218)	—	—	(1,042)	—
Income taxes	1,353	(161)	216	1,113	(918)
Interest expense	144	266	152	451	808
Amortization of debt issuance costs	32	10	23	71	31
Interest income and other	(104)	(192)	(88)	(269)	(500)
Amortization of intangibles	329	300	301	930	901
EBITA	4,041	(146)	1,036	4,041	(1,609)

Depreciation expense	1,902	2,092	1,960	5,795	6,722
EBITDA	$5,943	$1,946	$2,996	$9,836	$5,113

* This information provides a reconciliation of EBITA/EBITDA to the financial information in our consolidated statements of operations.